Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-41839 on Form N-1A of our report dated August 15, 2022, relating to the financial statements and financial highlights of Fidelity Municipal Income 2023 Fund and Fidelity Municipal Income 2025 Fund, and our report dated August 17, 2022, relating to the financial statements and financial highlights of Fidelity Mid Cap Growth Index Fund and Fidelity Mid Cap Value Index Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Salem Street Trust for the year ended June 30, 2022 and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 19, 2022